Exhibit 99.2

Company Announcement No 5 – 2017	Roblon A/S PO box 120 Nordhavnsvej 1 9900 Frederikshavn Denmark

Tel. +45 9620 3300 Fax +45 9620 3399 info@roblon.com www.roblon.com
Roblon A/S strengthens Roblon Industrial Fiber through acquisitions
and establishment in the United States	CVR no. 5706 8515

As part of Roblon’s growth strategy and focus on its core business, the company has today signed an agreement to acquire activities and assets from NEPTCO jv llc., Hickory, North Carolina, part of the US-listed Chase Corporation group of companies.

The acquisition of NEPTCO’s activities supports the strategy for Roblon Industrial Fiber, which includes aspiring to a position as a total supplier of strength element solutions for selected strategic customers in the fibre optic cable industry. Roblon and NEPTCO complement each other in terms of both product offering and geographic presence, a factor which is increasingly considered to be crucial for servicing selected strategic customers with global presence and manufacturing facilities in a number of locations worldwide.

Roblon has acquired production equipment, inventories, product rights, brands and customer relationships related to the fibre optic cable industry. The acquisition price is provisionally estimated at USD 4 million, given that an adjustment will be made for tallied inventories as per today’s date.

Roblon A/S has set up an American company, Roblon US Inc., Hickory, North Carolina, to complete the transaction.

The part of NEPTCO being acquired by Roblon, which reported revenue of approximately USD 10 million in 2015/16, had an operating profit (EBIT) and is based in Hickory, North Carolina (USA). Thanks to its geographical location, the company is part of a cluster within the fibre optic cable industry. NEPTCO is a recognised supplier in the industry and supplies fibre optic cable components marketed under a number of well-known brands. NEPTCO’s current business mainly focuses on the North American market.

As part of the agreement, a four-year lease has been agreed for existing production areas and offices (approx. 5,200 m²) in Hickory, USA. Furthermore, the vendor and buyer have entered into an agreement regarding a number of services within production, purchasing, IT and administration which the vendor is to perform for the buyer within a specified period of time.

For 2016/17, Roblon expects that revenue from the acquisition of NEPTCO’s activities will make a positive contribution to the Group’s revenue of around USD 5 million (approximately DKK 35 million). Once transaction costs relating to the acquisition have been paid, the contribution to profit for 2016/17 is expected to be modest.

A rise in revenue from around DKK 240 million to DKK 275 million and a continued profit before tax of around DKK 15 million are expected in the financial year 2016/17 for continuing operations.

Frederikshavn, 3 April 2017

Roblon A/S

Jørgen Kjær Jacobsen	Lars Østergaard
Chairman of the Board	Managing Director and CEO

Enquiries regarding this announcement must be made to:

Managing Director and CEO Lars Østergaard, tel. +45 9620 3300

Company Announcement No 5 2016/17	3 April 2017	Page 1 of 1